NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2020
THIRD QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (October 30, 2020) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2020, reporting net income of $53.6 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2020, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.76%, the approximate daily average three-month LIBOR yield for the third quarter of 2020 plus 350 basis points. The dividend, based on average stock outstanding for the third quarter of 2020, will be paid on November 3, 2020. As previously announced, the board is reevaluating the Bank’s dividend strategy for 2021, in light of the pending cessation of LIBOR as the Bank’s current dividend benchmark rate, as well as the ongoing financial challenges resulting from the COVID-19 pandemic, near-zero interest rates and significantly lower advances balances and their impact on the Bank’s current and projected earnings. As always, dividends remain at the discretion of the board.

“The Bank’s financial performance was steady in the third quarter with net income increasing from the second quarter due to a gain on the sale of legacy private-label mortgage-backed securities,” said President and Chief Executive Officer Edward A. Hjerpe III. “Near-zero interest rates, significantly reduced advances demand due to extremely high member liquidity, and an economic recession have negatively impacted earnings. The Bank continues to fulfill its mission of providing liquidity and funding, as well as support for affordable housing and economic development, while returning to its members an attractive dividend, through the current challenging environment.”

Economy, Financial Markets, and Operational Status

The COVID-19 pandemic, which began to affect businesses and the economy in March 2020, continues, and interest rates remain historically low.

Generally, investor demand for high credit quality, fixed-income investments, including the Federal Home Loan Banks' (FHLBanks') consolidated obligations, continued to be strong relative to other investments, and the Bank continued to meet its funding needs during this time. However, the spreads between the yields of FHLBanks' consolidated obligations and like-term U.S. Treasury securities widened and fixed-income market conditions became more challenging.

The Bank’s overall results of operations are influenced by the economy and financial markets and, in particular, by members' demand for advances and the Bank's ability to maintain sufficient access to funding at relatively favorable costs. The Bank’s flexibility in utilizing various funding tools, in combination with a diverse investor base and its status as a government-sponsored enterprise, have helped provide reliable market access and demand for consolidated obligations throughout fluctuating market environments and regulatory changes affecting dealers of and investors in consolidated obligations. However, depository member institutions continue to report significant demand for deposits, which has reduced demand for our advances and other forms of wholesale funding.

From March 2020 through the date of this announcement, the Bank has remained fully operational with minimal impact on services to our members and other counterparties. Our staff has been working remotely since the last week of March 2020. The Bank has a robust business continuity management program in place designed to ensure continued service to our members, and we expect that normal operations will remain in place even as employees continue to operate from remote locations.

Third Quarter 2020 Operating Highlights

Net income for the three months ended September 30, 2020, was $53.6 million, compared with net income of $32.1 million for the same period in 2019. The $21.5 million increase was the result of a net gain of $32.9 million on sales of held-to-maturity and available-for-sale private-label mortgage-backed securities, an increase of $5.9 million in net interest income after provision for credit losses, and a $2.3 million improvement in net gain (losses) on derivative and hedging activities, as further discussed below. These increases to net income were offset by an increase in net unrealized losses on trading securities of $19.4 million. These results led to a $6.0 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended September 30, 2020, was $62.3 million, compared with $56.3 million for the same period in 2019. The $5.9 million increase in net interest income after provision for credit losses was driven by several factors, including the following: a $3.0 billion increase in the average balance of U.S. Treasury securities and the associated $15.8 million increase in interest income, a $5.3 million increase in prepayment fees on advances, and a $5.2 million reduction of the provision for credit losses relating to mortgage loans and private-label mortgage-backed securities primarily resulting from sales of private-label mortgage-backed securities. These positive factors more than offset lower returns from investing the Bank’s capital and short-term investments held for liquidity management purposes in an ultra-low interest rate environment, an $8.2 billion decrease in the average balance of advances and a $6.6 million decrease in accretion of significant improvement in projected cash flows resulting from sales of private-label mortgage-backed securities in the fourth quarter of 2019 and in 2020.

Net gains on derivatives and hedging activities for the three months ended September 30, 2020, totaled $1.6 million, compared with a net loss of $657 thousand for the same period in 2019. The $1.6 million net gains for the current quarter mainly consisted of $12.7 million unrealized gains from changes in fair value on economic hedges, partially offset by $11.0 million of interest expense on economic hedges on U.S. Treasury securities, which provided an economic offset to the aforementioned interest income from U.S. Treasury securities recognized in net interest income after provision for credit losses.

September 30, 2020 Balance-Sheet Highlights

Total assets decreased $10.6 billion, or 19.1%, to $45.0 billion at September 30, 2020, down from $55.7 billion at year-end 2019. During the nine months ended September 30, 2020, advances decreased $7.6 billion, or 22.1%, to $27.0 billion, compared with $34.6 billion at year-end 2019. The decrease in advances was concentrated in short-term fixed-rate and variable-rate advances and is primarily due to excess liquidity at member institutions.

Total investments were $13.3 billion at September 30, 2020, down from $16.1 billion at December 31, 2019. Investments in mortgage loans totaled $4.2 billion at September 30, 2020, a decrease of $341.2 million from year-end 2019, due to accelerated mortgage paydowns amid rapidly declining mortgage rates.

GAAP capital at September 30, 2020, was $3.1 billion, a decrease of $84.2 million from December 31, 2019. During 2020, capital stock decreased by $274.3 million, primarily attributable to the decrease in advances. Total retained earnings increased slightly to $1.49 billion during 2020, an increase of $27.1 million, or 1.9%, from December 31,

2019. Of this amount, restricted retained earnings totaled $368.4 million at September 30, 2020. Accumulated other comprehensive loss totaled $24.1 million at September 30, 2020, an improvement of $162.9 million, or 87.1%, from December 31, 2019.

The Bank was in compliance with all regulatory capital ratios at September 30, 2020, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2020.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

ASSETS	9/30/2020	6/30/2020	12/31/2019
Advances	$26,961,561	$24,827,781	$34,595,363
Investments, net (2)	13,345,453	16,286,588	16,144,244
Mortgage loans held for portfolio, net	4,160,091	4,411,053	4,501,251
Other assets	558,236	635,966	421,953
Total assets	$45,025,341	$46,161,388	$55,662,811

LIABILITIES
Consolidated obligations, net	$40,482,076	$41,871,889	$51,569,662
Deposits	1,227,702	1,191,229	674,309
Other liabilities	254,476	252,642	273,528

CAPITAL
Class B capital stock	1,594,859	1,518,515	1,869,130
Retained earnings - unrestricted	1,121,875	1,097,875	1,114,337
Retained earnings - restricted (3)	368,420	357,709	348,817
Total retained earnings	1,490,295	1,455,584	1,463,154
Accumulated other comprehensive loss	(24,067)	(128,471)	(186,972)
Total capital	3,061,087	2,845,628	3,145,312
Total liabilities and capital	$45,025,341	$46,161,388	$55,662,811

Total regulatory capital-to-assets ratio	6.9%	6.5%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (4)	183%	183%	173%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
Total interest income	$148,898	$184,281	$337,539	$615,695	$1,120,771
Total interest expense	91,780	141,934	281,165	485,879	920,096
Net interest income	57,118	42,347	56,374	129,816	200,675
Net interest income after provision for credit losses	62,261	39,444	56,326	132,740	200,612
Net unrealized (losses) gains on trading securities	(19,603)	(18,750)	(162)	7,767	892
Net gains (losses) on derivatives and hedging activities	1,624	(1,161)	(657)	(52,095)	(1,071)
Realized net gain from sale of available-for-sale securities	26,210	—	—	26,210	—
Realized net gain from sale of held-to-maturity securities	6,680	—	—	47,413	—
Other income (loss)	3,199	3,734	2,889	10,235	(812)
Operating expense	15,752	15,510	16,079	49,384	48,802
Other expense	5,106	4,636	6,592	13,961	14,945
AHP assessment	5,957	319	3,597	10,912	13,669
Net income	$53,556	$2,802	$32,128	$98,013	$122,205

Performance Ratios: (5)
Return on average assets	0.50%	0.02%	0.24%	0.25%	0.30%
Return on average equity (6)	7.39%	0.36%	4.28%	4.26%	5.36%
Net interest spread	0.49%	0.26%	0.30%	0.26%	0.35%
Net interest margin	0.54%	0.31%	0.43%	0.33%	0.49%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 20, 2020 (the 2019 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2019 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2019 Annual Report.
(5)    Yields for quarterly periods are annualized.
(6)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

****************************
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the diffuse spread of COVID-19 and related negative effects on economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.
###